December 18, 2007

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Item 4.01 in the current report on Form 8-K, dated December 7, 2007, of Znomics, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants